SECOND AMENDMENT TO THE
NATURAL HEALTH TRENDS CORP. 2014 LONG-TERM INCENTIVE PLAN
(RESTATED AS OF JANUARY 1, 2016)

THIS AMENDMENT to the Natural Health Trends Corp. 2014 Long-Term Incentive Plan, Restated as of January 1, 2016 (the “Plan”), is hereby adopted by Natural Health Trends Corp., a Delaware corporation (the “Company”), to be effective as of August 9, 2019 (the “Effective Date”).

WITNESSETH

WHEREAS, the Company sponsors the Plan for the benefit of eligible employees of the Company;

WHEREAS, the Plan provides that amounts payable to participants will be paid in a combination of cash and common stock of the Company, provided the recipient remains continuously employed by the Company as of the date on which a distribution is made;

WHEREAS, the Company currently distributes all common stock payable under the Plan in the form of awards from the Natural Health Trends Corp. 2016 Equity Incentive Plan (the “Equity Plan”); and

WHEREAS, the Company desires to amend the Plan to provide that, to the extent all or a portion of the cash benefits earned by participants that are currently employed by the Company with respect to Performance Periods that concluded on or prior to December 31, 2018 remain unpaid, such unpaid benefits shall be paid in the form of an award of the Company’s common stock under the Equity Plan (based upon the closing price of the Company’s common stock as of the Effective Date), subject to all the terms of the Equity Plan and applicable award agreement, including but not limited to a three-year quarterly vesting schedule;

NOW, THEREFORE, Section 5.2 of the Plan is amended by adding a new subsection (e) to provide as follows, effective as of the Effective Date:

(e)
Special Rule Affecting Certain 2019 Distributions. Notwithstanding any provision of this Section to the contrary, the portion of an Individual Award Opportunity for a Performance Period that concluded on or before December 31, 2018 and that remains undistributed under Section 5.2(b) as of August 9, 2019 (the “Conversion Date”) shall be distributed in the form of an award of a number of whole shares of Common Stock having an equivalent cash value to the undistributed benefit under Section 5.2(b) based upon the closing price of the Common Stock as of the Conversion Date. To be eligible to receive a distribution under this Section 5.2(e), a Participant must have remained in a continuous employment or other service provider relationship with the Company, Parent, or a Subsidiary through the Conversion Date. This distribution will take the form of an award under the Natural Health Trends Corp. 2016 Equity Incentive Plan, subject to the terms, including vesting, of the applicable plan and award agreement under which such award is made.  In no event will any distribution under this Section 5.2(e) be delayed to such an extent that the amount would be treated as non-qualified deferred compensation under Section 409A of the Code. Distribution under this Section 5.2(e) will fully satisfy the Company’s payment obligations under Section 5.2(b) with respect to any Performance Period that concluded on or before December 31, 2018.

IN WITNESS WHEREOF, the undersigned has executed this Amendment this 9th day of August, 2019.

NATURAL HEALTH TRENDS CORP.

By:    /s/ Timothy S. Davidson
Timothy S. Davidson

Title:    Chief Financial Officer